Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186888

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus supplement dated March 31, 2015

Prospectus supplement to prospectus dated February 27, 2013

$575,000,000

    % Senior Notes due 2025

Interest payable on             and

We are offering $575 million aggregate principal amount of     % Senior Notes due 2025. We will pay interest on the notes on             and             of each year, beginning                     , 2015. The notes will mature on                     , 2025, unless earlier repurchased by us.

We may redeem all or a part of the notes on or after                     , 2020, on any one or more occasions, as described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” In addition, at any time prior to                     , 2020, we may redeem all or a part of the notes, on any one or more occasions, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, as described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” In addition, at any time, and on one or more occassions, prior to                     , 2018, we may redeem in the aggregate for all such redemptions up to 35% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings at the redemption price equal to     % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, as described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.”

Upon the occurrence of a change of control, you may require us to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

The notes will be our senior unsecured obligations ranking equally with all of our other unsecured debt and effectively junior to our secured debt, including our senior credit facility, and structurally subordinated to the debt and other liabilities (including trade payables) of our subsidiaries. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us(1)

Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to purchasers in book-entry form on or about                     , 2015.

Sole Book-Running Manager

Goldman, Sachs & Co.

The date of this prospectus supplement is                     , 2015.

Table of Contents

Prospectus Supplement

Prospectus

We and the underwriter have not authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriter is not, making an offer or sale of notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date appearing on the front cover of this prospectus supplement or the accompanying prospectus, as applicable, or the date of the applicable incorporated document. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

About this prospectus supplement

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we are offering to sell the notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read this prospectus supplement together with the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. If the information in this prospectus supplement or the information incorporated by reference into this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference into this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Incorporation by reference

We have “incorporated by reference” into this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, unless we provide you with different information in this prospectus supplement or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

This prospectus supplement and the accompanying prospectus incorporate the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules and regulations), which contain important information about us, our business, our financial condition and various important risks you should consider before investing in the notes:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”), filed with the SEC on February 26, 2015;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 27, 2015 and March 9, 2015; and

•	our Current Report on Form 8-K filed with the SEC on January 20, 2015.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus supplement and before the completion of this offering of the notes will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus.

S-ii

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov, from which you can access our filings with the SEC.

We have filed a registration statement on Form S-3 with the SEC with respect to the notes offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits for that information.

Any statement contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein concerning, describing or summarizing the provisions of any document filed with the SEC is not necessarily complete, and is qualified in its entirety by reference to the full text of the document filed.

You may obtain, at no cost, copies of each of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) by writing or telephoning the office of Assistant Counsel, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia, 22203, telephone number (703) 522-1315.

S-iii

Summary

The following summary contains certain information about us and the offering of the notes. It does not contain all of the information that may be important to you in making a decision to invest in the notes. We urge you to carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including our financial statements and related notes. You should also read the sections entitled “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement, our Annual Report and any subsequently filed Exchange Act reports for a discussion of important risks that you should consider before investing in the notes.

Unless otherwise indicated or the context otherwise requires, the terms “AES,” “we,” “our,” “us” and “the Company” refer to The AES Corporation, including all of its subsidiaries and affiliates, collectively. The term “The AES Corporation” or “Parent Company” refers only to the parent, a publicly held holding company, The AES Corporation, excluding its subsidiaries and affiliates.

The AES Corporation

We are a diversified power generation and utility company organized into six market-oriented Strategic Business Units (“SBUs”): US (United States), Andes (Chile, Colombia and Argentina), Brazil, MCAC (Mexico, Central America and Caribbean), Europe (formerly EMEA), and Asia. We were incorporated in 1981.

Strategy

Our strategic plan intends to maximize the risk-adjusted value of our portfolio through our efforts to execute upon the following objectives:

•	First, we are managing our portfolio of generation and utility businesses to create value through safe, reliable, and sustainable operations and effective cost management.

•

Second, we are driving our operating business to manage capital more effectively and to increase the amount of discretionary cash available for deployment into debt repayment, growth investments, shareholder dividends, and share buybacks.

•

Third, we are realigning our geographic focus. To this end, we will continue to exit markets where we do not have a competitive advantage or where we are unable to earn a fair risk- adjusted return relative to monetization alternatives. In addition, we will focus our growth investments on platform expansions or opportunities to expand our existing operations.

•

Finally, we are working to reduce the cash flow and earnings volatility of our businesses by proactively managing our currency, commodity and political risk exposures, mostly through contractual and regulatory mechanisms, as well as commercial hedging activities. We also will continue to limit our risk by utilizing non-recourse project financing for the majority of our businesses.

Business lines & strategic business units

Within our six SBUs, as discussed above, we have two lines of business. The first business line is generation, where we own and/or operate power plants to generate and sell power to customers, such as utilities, industrial users, and other intermediaries. The second business line is utilities, where we own and/or operate utilities to generate or purchase, distribute, transmit and sell electricity to end-user customers in the residential, commercial, industrial and governmental sectors within a defined service area. In certain circumstances, our utilities also generate and sell electricity on the wholesale market.

The following table summarizes our generation business by capacity and facilities and our utilities business by customers, capacity and facilities for each SBU as of December 31, 2014.

SBU	Generation capacity		Generation facilities	Utility customers	Utility GWh	Utility businesses
	(Gross MW)

US
Generation	5,825		12
Utilities	6,520		18	1.1 million	34,797	2

Andes
Generation	8,032		32

Brazil
Generation	3,298		13
Utilities				8.0 million	57,274	2

MCAC
Generation	3,140		13
Utilities				1.3 million	3,620	4

Europe
Generation	6,699		11

Asia
Generation	1,218		3

	34,732	(1)	102	10.4 million	95,691	8

(1)	27,595 proportional MW. Proportional MW is equal to gross MW of a generation facility times AES’ equity ownership percentage in such facility.

Generation

We currently own and/or operate a generation portfolio of 28,212 MW, excluding the generation capabilities of our integrated utilities. Our generation fleet is diversified by fuel type. As a percentage of installed capacity, coal and natural gas each account for 30% and 35%, respectively, of our generating capacity. Renewables, including hydro, wind and energy storage, represent 29% of our generating capacity and oil, diesel and petroleum coke comprise the rest.

Performance drivers of our generation businesses include types of electricity sales agreements, plant reliability and flexibility, fuel costs, fixed-cost management, sourcing and competition.

Utilities

AES’ eight utility businesses distribute power to more than 10 million people in three countries. AES’ two utilities in the United States also include generation capacity totaling 6,520 MW. The utility businesses have a variety of structures, ranging from integrated utility to pure transmission and distribution businesses.

In general, our utilities sell electricity directly to end-users, such as homes and businesses, and bill customers directly. Key performance drivers for utilities include the regulated rate of return and tariff, seasonality, weather variations, economic activity, reliability of service and competition.

Tender offers

In connection with this offering, we have commenced tender offers (the “Tender Offers”) to purchase for cash up to a total of $500 million aggregate principal amount of three series of our outstanding senior notes, including our 8.00% senior notes due 2017 (the “2017 Notes”), of which $525 million aggregate principal amount is currently outstanding, our 8.00% senior notes due 2020 (the “2020 Notes”), of which $625 million aggregate principal amount is currently outstanding, and our 7.375% senior notes due 2021 (the “2021 Notes” and, together with the 2017 Notes and the 2020 Notes, the “Outstanding Notes”), of which $1,000 million aggregate principal amount is currently outstanding. The Tender Offers are scheduled to expire at 11:59 p.m., New York City time, on April 27, 2015, unless extended or earlier terminated. We have reserved the right, but are under no obligation, to increase or decrease the total amount of the Outstanding Notes purchased in the Tender Offers.

The Tender Offers are subject to the satisfaction of certain conditions, including, but not limited to, the consummation of this offering. Nothing in this prospectus supplement shall be construed as an offer or solicitation to purchase the Outstanding Notes, which is taking place by means of a separate offer to purchase. We intend to use the net proceeds from this offering, as well as, if necessary, other available funds, to fund the Tender Offers and to pay certain related fees and expenses. If any net proceeds from this offering remain after completion of the Tender Offers, we intend to use such proceeds to retire certain outstanding indebtedness and for general corporate purposes. This offering is not contingent on the consummation of the Tender Offers.

Company information

We were incorporated in the State of Delaware in 1981. Our principal executive office is located at 4300 Wilson Boulevard, Arlington, Virginia 22203, and our telephone number is (703) 522-1315.

The name “AES” and our logo are AES owned trademarks, service marks or trade names. All other trademarks, trade names or service marks appearing in or incorporated by reference into this prospectus supplement or the accompanying base prospectus are owned by their respective holders.

Summary historical consolidated financial information

The table below presents our summary historical consolidated financial information for the periods presented, which should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes in our Annual Report, which is incorporated by reference herein.

The summary consolidated balance sheet data as of December 31, 2014 and the summary consolidated statement of operations data for each of the years in the three-year period ended December 31, 2014 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. Our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Years ended December 31,
	2014	2013	2012
	($ in millions)

Statement of Operations Data:

Revenue:
Regulated	$8,874	$8,056	$8,977
Non-Regulated	8,272	7,835	8,187

Total revenue	17,146	15,891	17,164

Cost of Sales:
Regulated	(7,530)	(6,837)	(7,594)
Non-Regulated	(6,528)	(5,807)	(5,987)

Total cost of sales	(14,058)	(12,644)	(13,581)

Operating margin	3,088	3,247	3,583

General and administrative expenses	(187)	(220)	(274)
Interest expense	(1,471)	(1,482)	(1,544)
Interest income	365	275	348
Loss on extinguishment of debt	(261)	(229)	(8)
Other expense	(68)	(76)	(82)
Other income	124	125	98
Gain on disposal and sale of investments	358	26	219
Goodwill impairment expense	(164)	(372)	(1,817)
Asset impairment expense	(91)	(95)	(73)
Foreign currency transaction gains (losses)	11	(22)	(170)
Other non-operating expense	(128)	(129)	(50)

Income from continuing operations before taxes and equity in earnings of affiliates	1,576	1,048	230
Income tax expense	(419)	(343)	(685)
Net equity in earnings of affiliates	19	25	35

Income (loss) from continuing operations	1,176	730	(420)
Income (loss) from operations of discontinued businesses, net of income tax (benefit) expense of $23, $24, and $26, respectively	27	(27)	47
Net gain (loss) from disposal and impairments of discontinued operations, net of income tax (benefit) expense of $4, $(15), and $68, respectively	(56)	(152)	16

Net income (loss)	1,147	551	(357)

Noncontrolling interests:
Less: (Income) from continuing operations attributable to noncontrolling interests	(387)	(446)	(540)
Less: (Income) loss from discontinued operations attributable to noncontrolling interests	9	9	(15)

Total net income attributable to noncontrolling interests	(378)	(437)	(555)

Net income (loss) attributable to The AES Corporation	$769	$114	$(912)

As of December 31, 2014
($ in millions)

Balance Sheet Data:
Total Assets	$38,966

Debt:
Recourse	5,258
Non-recourse	15,600

Total Debt	$20,858

The offering

The following is a summary of some of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	The AES Corporation.

Notes Offered	$575 million aggregate principal amount of % senior notes due 2025.

Maturity	The notes will mature on , 2025.

Interest	The notes will bear interest at an annual rate equal to %. Interest on the notes will be paid on each and , beginning , 2015.

Record Date	The regular record date for each interest payment date will be the close of business on each and immediately preceding such interest payment date.

Ranking	The notes will be our direct, unsecured and unsubordinated obligations and will rank:

•	equal in right of payment with all of our other senior unsecured debt, including the Outstanding Notes;

•	effectively junior in right of payment to our secured debt, including our senior credit facility, to the extent of the value of the assets securing such debt;

•	structurally subordinate to the debt and other liabilities (including trade payables) of our subsidiaries; and

•	senior in right of payment to our subordinated debt.

As of December 31, 2014:

•	we had approximately $4.7 billion of senior unsecured debt, no secured debt and $517 million of subordinated debt outstanding;

•	our subsidiaries had approximately $26.1 billion of debt and other liabilities, including trade payables, outstanding ($15.6 billion of which was non-recourse debt); and

•	we had approximately $739 million of undrawn borrowing capacity under the revolving facility of our senior credit facility.

The indenture under which the notes will be issued contains no restrictions on the amount of additional unsecured indebtedness that we may incur or the amount of indebtedness (whether secured or unsecured) that our subsidiaries may incur. The indenture permits us to incur secured debt subject to the covenants described under “Description of the Notes—Certain Covenants of AES—Restrictions on Secured Debt.”

No Guarantees	The notes will not be guaranteed by any of our subsidiaries.

Change of Control	Upon the occurrence of a Change of Control (as defined in “Description of the Notes—Repurchase of Notes Upon a Change of Control”), you may require us to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Optional Redemption	We may redeem all or a part of the notes on or after , 2020, on any one or more occasions, at the redemption prices described under the caption “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

In addition, at any time prior to , 2020, we may redeem all or a part of the notes, on any one or more occasions, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption. See “Description of the Notes—Optional Redemption.”

In addition, at any time prior to , 2018, we may redeem on any one or more occasions, in the aggregate for all such redemptions, up to 35% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings at the redemption price equal to % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, as described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.”

Covenants	We have agreed to certain restrictions on incurring secured debt and entering into sale and leaseback transactions. See “Description of the Notes—Certain Covenants of AES.”

Book-Entry Form	The notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company, or DTC, or its nominee. The notes will initially be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. Transfers of the notes will be effected only through the facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriter has informed us that it intends to make a market in the notes, it is not obligated to do so, and it may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. The notes will not be listed on any securities exchange or automated quotation system.

Use of Proceeds

The expected net proceeds from this offering are estimated to be approximately $         million, after deducting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, as well as, if necessary, other available funds, to fund the Tender Offers and to pay certain related fees and expenses. If any net proceeds from this offering remain after completion of the Tender Offers, we intend to use such proceeds to retire certain outstanding indebtedness and for general corporate purposes. See “Use of Proceeds.”

Trustee	Wells Fargo Bank, N.A.

Governing Law	The State of New York

Risk Factors	Before investing in the notes, you should carefully consider the information discussed under the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report.

Risk factors

Investing in the notes involves a high degree of risk. You should carefully consider the risks discussed below, together with the financial and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes. In addition to the risk factors discussed below, please read “Risk Factors” in our Annual Report, which is incorporated herein by reference, and “Forward-Looking Information” herein and in our Annual Report, for more information about important risks that you should consider before investing in the notes.

Risks related to the notes

The AES Corporation is a holding company and its ability to make payments on its outstanding debt, including its public debt securities, is dependent upon the receipt of funds from its subsidiaries by way of dividends, fees, interest, loans or otherwise.

The AES Corporation is a holding company with no material assets other than the stock of its subsidiaries. All of The AES Corporation’s revenue is generated through its subsidiaries. Accordingly, almost all of The AES Corporation’s cash flow is generated by the operating activities of its subsidiaries. Therefore, The AES Corporation’s ability to make payments on its debt and to fund its other obligations is dependent not only on the ability of its subsidiaries to generate cash, but also on the ability of the subsidiaries to distribute cash to it in the form of dividends, fees, interest, tax sharing payments, loans or otherwise.

However, our subsidiaries face various restrictions in their ability to distribute cash to The AES Corporation. Most of our subsidiaries are obligated, pursuant to loan agreements, indentures or non- recourse financing arrangements, to satisfy certain restricted payment covenants or other conditions before they may make distributions to The AES Corporation. In addition, the payment of dividends or the making of loans, advances or other payments to The AES Corporation may be subject to other contractual, legal or regulatory restrictions or may be prohibited altogether. Business performance and local accounting and tax rules may limit the amount of retained earnings that may be distributed to us as a dividend. Subsidiaries in foreign countries may also be prevented from distributing funds to The AES Corporation as a result of foreign governments restricting the repatriation of funds or the conversion of currencies. Any right that The AES Corporation has to receive any assets of any of its subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of The AES Corporation’s debt to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary).

The AES Corporation’s subsidiaries are separate and distinct legal entities and, unless they have expressly guaranteed any of The AES Corporation’s debt, have no obligation, contingent or otherwise, to pay any amounts due pursuant to such debt or to make any funds available whether by dividends, fees, loans or other payments. None of The AES Corporation’s subsidiaries guarantee, or are otherwise obligated with respect to, its outstanding public debt securities, including the notes offered hereby.

The notes will be structurally subordinated to the liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes offered hereby or to make any funds available therefor, whether by dividends, fees, loans or other payments. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of our debt to participate in the distribution of, or to realize proceeds from, those assets) will be structurally subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary). Accordingly, the notes will be structurally subordinated to all liabilities of our subsidiaries. At December 31, 2014, our subsidiaries had approximately $26.1 billion of debt and other liabilities, including trade payables, outstanding. The indenture governing the notes will not limit the ability of our subsidiaries to incur additional debt, including guaranteeing other debt of The AES Corporation.

The notes will be effectively subordinated to our secured debt.

The notes will be unsecured general obligations of The AES Corporation, and therefore will be effectively subordinated to all of the secured debt of The AES Corporation to the extent of the value of the assets securing such debt. As of December 31, 2014, The AES Corporation had no secured debt outstanding (although as of December 31, 2014, The AES Corporation had $739 million of availability under our senior secured credit facility, which if drawn, would be secured by, among other things, a lien on certain of our accounts and a pledge of capital stock of most of our directly held subsidiaries). The indenture governing the notes limits but does not prohibit The AES Corporation from incurring additional secured debt and there are significant exceptions to this covenant. See “Description of the Notes—Certain Covenants of AES—Restrictions on Secured Debt.”

We may not be able to repurchase the notes upon a Change of Control.

Upon a Change of Control (as defined under “Description of the Notes—Repurchase of Notes Upon a Change of Control”), we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, issuance of additional debt, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control.

It is also possible that the events that constitute a Change of Control may also be events of default under the agreements governing our other debt. These events may permit such lenders to accelerate the debt outstanding thereunder. If we are required to repurchase the notes pursuant to a change of control offer and repay certain amounts outstanding under our other debt if such debt is accelerated, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all. If our other debt is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any future debt agreements may contain similar provisions.

The terms of the indenture that will govern the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture governing the notes contains terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. For instance, the indenture governing the notes will not require us to maintain any financial ratios or specific levels of net worth, sales, income, cash flow or liquidity.

The definition of the term Change of Control does not cover a variety of transactions (such as acquisitions by The AES Corporation or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control, we would not be required to offer to repurchase your notes prior to their maturity.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of ‘‘substantially all’’ of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase ‘‘substantially all’’ under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

You cannot be sure that an active trading market will develop for these notes, which may hinder your ability to liquidate your investment.

The notes are a new issue of securities with no established trading market, and we do not intend to list the notes on any securities exchange. We have been informed by the underwriter that it intends to make a market for the notes after the offering is completed. However, the underwriter may cease its market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. As a result, we cannot assure that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Credit rating downgrades could adversely affect the trading price of the notes.

The trading price for the notes may be affected by our credit rating. Credit ratings are continually revised. Any downgrade in our credit ratings could increase our borrowing costs and adversely affect the trading price of the notes or the trading markets for the notes to the extent trading markets for the notes develop. Credit ratings are not recommendations to purchase, hold or sell the notes.

Risks related to our high level of debt

We have a significant amount of debt, a large percentage of which is secured, which could adversely affect our business and our ability to fulfill our obligations.

As of December 31, 2014, we had approximately $20.9 billion of outstanding debt on a consolidated basis, of which approximately $2.1 billion matures within one year. All outstanding borrowings under The AES Corporation’s senior secured credit facility are secured by certain of our assets, including the pledge of capital stock of many of The AES Corporation’s directly held subsidiaries. Most of the debt of The AES Corporation’s subsidiaries is secured by substantially all of the assets of those subsidiaries. Since we have such a high level of debt, a substantial portion of cash flow from operations must be used to make payments on this debt. Furthermore, since a significant percentage of our assets are used to secure this debt, this reduces the amount of collateral that is available for future secured debt or credit support and reduces our flexibility in dealing with these secured assets. This high level of debt and related security could have other important consequences to us and our investors, including:

•	making it more difficult to satisfy debt service and other obligations at The AES Corporation or individual subsidiaries;

•

increasing the likelihood of a downgrade of our debt, which could cause future debt costs or payments to increase under our debt and related hedging instruments and consume an even greater portion of cash flow;

•	increasing our vulnerability to general adverse industry conditions and economic conditions, including but not limited to adverse changes in foreign exchange rates and commodity prices;

•	reducing the availability of cash flow to fund other corporate purposes and grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage to our competitors that are not as highly leveraged; and

•

limiting, along with the financial and other restrictive covenants relating to such indebtedness, among other things, our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

The agreements governing our debt, including the debt of our subsidiaries, limit, but do not prohibit the incurrence of additional debt. To the extent we become more leveraged, the risks described above would increase. Further, our actual cash requirements in the future may be greater than expected. Accordingly, our cash flows may not be sufficient to repay at maturity all of the outstanding debt, including the notes, as it becomes due and, in that event, we may not be able to borrow money, sell assets, raise equity or otherwise raise funds on acceptable terms or at all to refinance our debt as it becomes due.

Even though The AES Corporation is a holding company, existing and potential future defaults by subsidiaries or affiliates could adversely affect The AES Corporation.

We attempt to finance our domestic and foreign projects primarily under loan agreements and related documents which, except as noted below, require the loans to be repaid solely from the project’s revenues and provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts and cash flow of that project subsidiary or affiliate. This type of financing is usually referred to as non-recourse debt or “non-recourse financing.” In some non- recourse financings, The AES Corporation has explicitly agreed to undertake certain limited obligations and contingent liabilities, most of which by their terms will only be effective or will be terminated upon the occurrence of future events. These obligations and liabilities take the form of guarantees, indemnities, letter of credit reimbursement agreements and agreements to pay, in certain circumstances, the project lenders or other parties.

As of December 31, 2014, we had approximately $20.9 billion of outstanding debt on a consolidated basis, of which approximately $5.3 billion was recourse debt of The AES Corporation and approximately $15.6 billion was non-recourse debt. In addition, we have outstanding guarantees, indemnities, letters of credit, and other credit support commitments which are further described in our Annual Report, which is incorporated by reference into this prospectus supplement, in Item 7.—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Parent Company Liquidity.

Some of our subsidiaries are currently in default with respect to all or a portion of their outstanding debt (excluding businesses held for sale, if any). The total debt classified as current in our consolidated balance sheets related to such defaults was $0.9 billion at December 31, 2014. While the lenders under our non-recourse financings generally do not have direct recourse to The AES Corporation (other than to the extent of any credit support given by The AES Corporation), defaults thereunder can still have important consequences for The AES Corporation, including, without limitation:

•

reducing The AES Corporation’s receipt of subsidiary dividends, fees, interest payments, loans and other sources of cash since the project subsidiary will typically be prohibited from distributing cash to The AES Corporation during the pendency of any default;

•

under certain circumstances, triggering The AES Corporation’s obligation to make payments under any financial guarantee, letter of credit or other credit support which The AES Corporation has provided to or on behalf of such subsidiary;

•	causing The AES Corporation to record a loss in the event the lender forecloses on the assets;

•

triggering defaults in The AES Corporation’s outstanding debt and trust preferred securities. For example, The AES Corporation’s senior secured credit facility and outstanding senior notes include events of default for certain bankruptcy related events involving material subsidiaries. In addition, The AES Corporation’s senior secured credit facility includes certain events of default relating to accelerations of outstanding material debt of material subsidiaries or any subsidiaries that in the aggregate constitute a material subsidiary;

•	the loss or impairment of investor confidence in the Company; or

•	foreclosure on the assets that are pledged under the non-recourse loans, therefore eliminating any and all potential future benefits derived from those assets.

None of the projects that are currently in default are owned by subsidiaries that, individually or in the aggregate, meet the applicable standard of materiality in The AES Corporation’s senior secured credit facility or other debt agreements in order for such defaults to trigger an event of default or permit acceleration under such debt. However, as a result of the future mix of distributions, write-down of assets, dispositions and other matters that affect our financial position and results of operations, it is possible that one or more of these subsidiaries, individually or in the aggregate, could fall within the applicable standard of materiality and thereby upon an acceleration of such subsidiary’s debt, trigger an event of default and possible acceleration of the debt under The AES Corporation’s senior secured credit facility or other debt of The AES Corporation.

Forward-looking statements

This prospectus supplement includes or incorporates by reference statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot assure you that they will prove to be correct.

Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in our forward- looking statements. In addition to the factors described under “Risk Factors” above or the risk factors incorporated by reference into this prospectus supplement, some of these factors include:

•

the economic climate, particularly the state of the economy in the areas in which we operate, including the fact that the global economy faces considerable uncertainty for the foreseeable future, which further increases many of the risks discussed herein and in our Annual Report;

•	changes in inflation, demand for power, interest rates and foreign currency exchange rates, including our ability to hedge our interest rate and foreign currency risk;

•

changes in the price of electricity at which our generation businesses sell into the wholesale market and our utility businesses purchase to distribute to their customers, and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk;

•

changes in the prices and availability of coal, gas and other fuels (including our ability to have fuel transported to our facilities) and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk, and our ability to meet credit support requirements for fuel and power supply contracts;

•

changes in and access to the financial markets, particularly changes affecting the availability and cost of capital in order to refinance existing debt and finance capital expenditures, acquisitions, investments and other corporate purposes;

•

our ability to manage liquidity and comply with covenants under our recourse and non-recourse debt, including our ability to manage our significant liquidity needs and to comply with covenants under our senior secured credit facility and other existing financing obligations;

•

changes in our or any of our subsidiaries’ corporate credit ratings or the ratings of our or any of our subsidiaries’ debt securities or preferred stock, and changes in the rating agencies’ ratings criteria;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to compete in markets where we do business;

•	our ability to manage our operational and maintenance costs, the performance and reliability of our generating plants, including our ability to reduce unscheduled down-times;

•

our ability to locate and acquire attractive “greenfield” or “brownfield” projects and our ability to finance, construct and begin operating our “greenfield” or “brownfield” projects on schedule and within budget;

•

our ability to enter into long-term contracts, which limit volatility in our results of operations and cash flow, such as Power Purchase Agreements, fuel supply, and other agreements and to manage counterparty credit risks in these agreements;

•

variations in weather, especially mild winters and cooler summers in the areas in which we operate, the occurrence of difficult hydrological conditions for our hydropower plants, as well as hurricanes and other storms and disasters, and low levels of wind or sunlight for our wind and solar facilities;

•

our ability to meet our expectations in the development, construction, operation and performance of our new facilities, whether greenfield, brownfield or investments in the expansion of existing facilities;

•	the success of our initiatives in other renewable energy projects, as well as greenhouse gas emissions reduction projects and energy storage projects;

•	our ability to keep up with advances in technology;

•	the potential effects of threatened or actual acts of terrorism and war;

•	the expropriation or nationalization of our businesses or assets by foreign governments, whether with or without adequate compensation;

•	our ability to achieve reasonable rate treatment in our utility businesses;

•	changes in laws, rules and regulations affecting our international businesses;

•

changes in laws, rules and regulations affecting our North America business, including, but not limited to, regulations which may affect competition, the ability to recover net utility assets and other potential stranded costs by our utilities;

•

changes in law resulting from new local, state, federal or international energy legislation and changes in political or regulatory oversight or incentives affecting our wind business and solar projects, our other renewables projects and our initiatives in greenhouse gas reductions and energy storage, including tax incentives;

•

changes in environmental laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, hazardous air pollutants and other substances, greenhouse gas legislation, regulation and/or treaties and coal ash regulation;

•	changes in tax laws and the effects of our strategies to reduce tax payments;

•	the effects of litigation and government and regulatory investigations;

•	our ability to maintain adequate insurance;

•	decreases in the value of pension plan assets, increases in pension plan expenses and our ability to fund defined benefit pension and other post-retirement plans at our subsidiaries;

•	losses on the sale or write-down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	changes in accounting standards, corporate governance and securities law requirements;

•	our ability to maintain effective internal controls over financial reporting;

•

our ability to attract and retain talented directors, management and other personnel, including, but not limited to, financial personnel in our foreign businesses that have extensive knowledge of accounting principles generally accepted in the United States; and

•	information security breaches.

These factors, in addition to others described herein under “Risk Factors,” in our Annual Report and in subsequent securities filings, should not be construed as a comprehensive listing of factors that could cause results to vary from our forward-looking information.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

Use of proceeds

The net proceeds from this offering are estimated to be approximately $        , after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

In connection with this offering, we have commenced the Tender Offers. We intend to use the net proceeds from this offering, as well as, if necessary, other available funds, to fund the repayment of the Outstanding Notes expected to be purchased in the Tender Offers and to pay certain related fees and expenses. See “Tender Offers.” If any net proceeds from this offering remain after completion of the Tender Offers, we intend to use such proceeds to retire certain outstanding indebtedness and for general corporate purposes.

Ratio of earnings to fixed charges

	2014	2013	2012	2011	2010
	(in millions, unaudited)

Actual:

Computation of earnings:
Income from continuing operations before income taxes and equity in earnings of affiliates	$1,576	$1,048	$230	$2,260	$1,799
Fixed charges	1,565	1,580	1,674	1,779	1,715
Amortization of capitalized interest	21	20	18	9	2
Distributed income of equity investees	28	2	5	25	14

Less:
Capitalized interest	(75)	(58)	(87)	(152)	(145)
Preference security dividend of consolidated subsidiary	(5)	(6)	(6)	(4)	(4)
Noncontrolling interests in pretax income of subsidiaries that have not incurred fixed charges	(26)	(40)	(4)	(2)	(4)
Earnings	$3,084	$2,546	$1,830	$3,915	$3,377

Fixed charges:
Interest expense, debt premium and discount amortization	$1,485	$1,516	$1,581	$1,623	$1,566
Capitalized interest	75	58	87	152	145
Preference security dividend of consolidated subsidiary	5	6	6	4	4
Fixed charges	$1,565	$1,580	$1,674	$1,779	$1,715
Ratio of earnings to fixed charges	1.97	1.61	1.09	2.20	1.97

Description of the notes

The notes will be issued under a senior indenture, dated as of December 8, 1998, between The AES Corporation and Wells Fargo Bank, N.A., as successor to Bank One, National Association (formerly known as The First National Bank of Chicago), as trustee (the “Trustee”), as amended by a ninth supplemental indenture, dated as of April 3, 2003, and a nineteenth supplemental indenture, to be dated , 2015, between The AES Corporation and the Trustee (collectively, the “Indenture”). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition in the Indenture of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated into this prospectus supplement by reference. A copy of the Indenture is available for inspection at the office of the Trustee.

As used in this “Description of the Notes”, the terms “AES”, “Company”, “we”, “us” and “our” mean The AES Corporation, and do not include any of its subsidiaries.

The Indenture does not limit the aggregate principal amount of debt that may be issued thereunder and provides that senior debt securities may be issued thereunder from time to time in one or more series.

General

The notes will be issued as a separate series of notes under the Indenture and will not be limited in aggregate principal amount. Additional notes may be issued under the Indenture from time to time as part of such series of notes.

The notes will be our direct, unsecured and unsubordinated obligations and will rank:

•	equal in right of payment with all of our senior unsecured debt;

•	effectively junior in right of payment to our secured debt, including our senior credit facility, to the extent of the value of the assets securing such debt;

•	structurally subordinate to the debt and other liabilities (including trade payables) of our subsidiaries; and

•	senior in right of payment to our subordinated debt.

As of December 31, 2014:

•	we had approximately $4.7 billion of senior unsecured debt, no secured debt and $517 million of subordinated debt outstanding;

•	our subsidiaries had approximately $26.1 billion of debt and other liabilities, including trade payables, outstanding ($15.6 billion of which was non-recourse debt); and

•	we had approximately $739 million of undrawn borrowing capacity under the revolving facility of our senior credit facility.

The indenture under which the notes will be issued contains no restrictions on the amount of additional unsecured debt that we may incur or the amount of debt (whether secured or unsecured) that our subsidiaries may incur. The indenture permits us to incur secured debt subject to the covenants described under “—Certain Covenants of AES—Restrictions on Secured Debt.”

The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                     , 2025. The notes will not be guaranteed by any of our subsidiaries. The notes are not subject to any sinking fund provision.

Interest

The notes shall bear interest at     % per annum from the date of original issuance, payable semiannually on             and             of each year to the person in whose name such note is registered at the close of business on              and              of each year immediately preceding such interest payment date. The initial Interest Payment Date is                     , 2015. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Repurchase of Notes Upon a Change of Control

Upon a Change of Control (as defined below), each holder of the notes shall have the right to require that AES repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Certain of the events constituting a Change of Control under the notes will also constitute an event of default under AES’s senior secured credit facility and other debt instruments. Due to the highly leveraged nature of AES, there can be no assurance that AES will have sufficient funds to purchase tendered notes upon a Change of Control.

The Change of Control provisions will not necessarily afford protection to holders, including protection against an adverse effect on the value of the notes, in the event that AES or its Subsidiaries incur additional debt, whether through recapitalizations or otherwise. In addition, holders of the notes may not be entitled to require AES to repurchase their notes in certain circumstances involving a significant change in the composition of AES’s Board of Directors, including in connection with a proxy contest where AES’s Board of Directors does not endorse a dissident slate of directors but approves them as directors. In this regard, a decision of the Delaware Chancery Court (not involving AES or its securities) considered a change of control provision of an indenture governing publicly traded debt securities substantially similar to the change of control event described in clause (iii) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture provision, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). See the definition for “Change of Control” below. With respect to a sale of assets, the phrase “all or substantially all,” which appears in the definition of Change of Control, has not gained an established meaning. In interpreting this phrase, courts have made subjective determinations, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from such assets. Accordingly, there may be uncertainty as to whether a holder can determine whether a Change of Control has occurred and can exercise any remedies such holder may have upon a Change of Control.

Within 30 days following any Change of Control, AES shall send a notice to each holder of the notes with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require AES to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Offer”);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3) the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is sent) (the “Repurchase Date”);

(4) that any note not tendered will continue to accrue interest;

(5) that any note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date unless AES defaults in depositing the purchase amount;

(6) that holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date;

(7) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

(8) that holders which elect to have their notes purchased only in part will be issued new notes in a principal amount equal to the unpurchased portion of the notes surrendered.

On the Repurchase Date, AES shall:

•	accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

•	deposit with the Trustee money sufficient to pay the purchase price of all notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee notes so accepted together with an officers’ certificate identifying the notes or portions thereof tendered to AES.

The Trustee shall promptly deliver to the holders of the notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and deliver to such holders a new note in a principal amount equal to any unpurchased portion of the note surrendered. AES will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

AES will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

“Board of Directors” means either the Board of Directors of AES or (except for the purposes of clause (iii) of the definition of “Change of Control”) any committee of such Board duly authorized to act under the Indenture.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

“Change of Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of AES (determined on a consolidated basis) to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons shall have become the beneficial owner of more than 50% of the outstanding Voting Stock of AES, or (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person or other Persons performing similar functions.

Optional redemption

On or after                    , 2020, AES may redeem all or a part of the notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on             of the years indicated below:

Redemption year	Price
2020	%
2021	%
2022	%
2023 and thereafter	100.000%

At any time prior to                    , 2020, AES may also redeem all or a part of the notes, on any one or more occasions, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of record of the notes on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date. Calculation of the Applicable Premium is the responsibility of AES and the Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

At any time prior to                    , 2018, AES may, on any one or more occasions, use the net cash proceeds from one or more Equity Offerings (as defined below), to redeem in the aggregate for all such redemptions up to 35% of the aggregate principal amount of notes issued (including the aggregate principal amount of any additional notes), at a redemption price equal to     % of the principal amount of the notes redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (subject to the rights of holders of the notes on the relevant record date to receive interest on the relevant interest payment date falling prior to or on the redemption date), provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the Indenture (including the aggregate principal amount of any additional notes) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of, and may be conditioned upon, the closing of such Equity Offering.

Such redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

“Applicable Premium” means, with respect to any note on any redemption date, the excess, if any, of (i) the present value on such redemption date of (A) the redemption price of such note on                    , 2020 (such redemption price being that set forth in the table above), plus (B) all required remaining scheduled interest payments due on such note through                    , 2020 (excluding accrued but unpaid interest, if any, to, but not including, the redemption date) computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (ii) the principal amount of such note.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to                    , 2020 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable Treasury Price” means, with respect to any redemption date:

(a)	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(b)	if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the date 91 days after the final maturity date of the notes.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Company (other than Disqualified Capital Stock and other than to a Subsidiary of the Company) by the Company.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by AES.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and one other Primary Treasury Dealer (as defined below) selected by AES; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), AES shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Certain covenants of AES

Restrictions on secured debt.    If AES shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property (as defined below) or any capital stock or indebtedness held directly by AES of any Subsidiary of AES, AES shall secure the notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets (as defined below) of AES. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of AES, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) liens in favor of AES or any Subsidiary, (d) liens in favor of United States or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any notes issued under the Indenture are authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900.0 million at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive. As of the date of this prospectus supplement, AES does not own or lease any Principal Property.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned or leased by AES and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of AES determine in good faith is not of material importance to the total business conducted or assets owned by AES and its Subsidiaries as an entirety.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of AES and its Subsidiaries contained in the latest annual report to the stockholders of AES and prepared in accordance with generally accepted accounting principles.

“Attributable Debt” means the present value (discounted at the rate of 8.0% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Restrictions on sales and leasebacks.    AES may not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) AES could incur a lien on such property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the notes or (b) AES, within 180 days after the sale or transfer by AES, applies to the retirement of its funded debt (defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof) an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased (subject to credits for certain voluntary retirements of funded debt) as determined by the Board of Directors of AES.

Events of Default

With respect to the notes, an Event of Default, as defined in the Indenture, will occur if:

(1) we default in paying principal or premium, if any, on the notes when due, upon acceleration, redemption or otherwise;

(2) we default in paying interest on the notes when it becomes due, and the default continues for a period of 30 days;

(3) we default in performing or breach any other covenant or agreement in the Indenture with respect to the notes and the default or breach continues for a period of 60 consecutive days after written notice by the Trustee or by the holders of 25% or more in aggregate principal amount of all series of notes issued under the Indenture affected thereby;

(4) a court having jurisdiction enters a decree or order for:

•	relief in respect of AES or any of our Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect,

•

appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of our Material Subsidiaries or for all or substantially all of the property and assets of AES or any of our Material Subsidiaries, or

•	the winding up or liquidation of the affairs of AES or any of our Material Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(5) AES or any of its Material Subsidiaries:

•

commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

•

consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of its Material Subsidiaries or for all or substantially all of the property and assets of AES or any of its Material Subsidiaries, or

•	effects any general assignment for the benefit of creditors; or

(6) an event of default, as defined in any indenture or instrument evidencing or under which AES has as of the date of the Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either (a) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (b) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of AES in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by AES, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of the notes at the time outstanding; and provided further that if such default shall be remedied or cured by AES or waived by the requisite number or percentage of holders of such indebtedness as provided in such indenture or instrument, then the Event of Default described under the Indenture by reason thereof shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any holder of the notes or any other person.

If an Event of Default with respect to the notes (other than an Event of Default specified in clause (4) or (5) with respect to AES) occurs and continues, then the Trustee or the holders of at least 25% in aggregate principal amount of the notes may, by written notice to us, and the Trustee at the request of at least 25% in aggregate principal amount of the notes will, declare the principal, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon declaration of acceleration, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable.

If an Event of Default specified in clause (4) or (5) above occurs with respect to AES, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable, without any declaration or other act on the part of the Trustee or any holder.

If, at any time after the principal of the notes of any series shall have become due and payable and before any judgment for payment shall have been obtained or entered, the holders of at least a majority in principal amount of the notes of all series issued under the Indenture that have been accelerated (voting as a single class), by written notice to us and to the Trustee, may waive all past defaults with respect to the notes of such series and rescind and annul a declaration of acceleration with respect to the notes of such series if:

•

all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the notes of such series that have become due solely by that declaration of acceleration, have been cured, waived or otherwise remedied; and

•

AES will have deposited with the Trustee an amount sufficient to pay all matured amounts of interest, principal and premium, if any, which have become due other than by acceleration and all amounts owed to the Trustee.

For information as to the waiver of defaults, see “—Modification and Waiver.”

Subject to certain conditions, the holders of at least a majority in principal amount of debt securities of all series issued under the Indenture that are affected (voting as a single class) may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of debt securities of such series who did not join in giving that direction, and the Trustee may take any other action it deems proper that is not inconsistent with the direction received from holders of outstanding debt securities of such series. A holder of the notes may not pursue any remedy with respect to the Indenture unless:

•	the holder gives the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in principal amount of outstanding notes makes a written request to the Trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	within that 60-day period, the holders of at least a majority in principal amount of the notes do not give the Trustee a written direction that is inconsistent with the request.

However, these limitations do not apply to the right of any holder of the notes to receive payment of the principal, premium, if any, or interest on, the notes or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture requires that certain of our officers certify, on or before a date not more than four months after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the Indenture. We are also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

“Material Subsidiary” of any Person means, as of any date, any Subsidiary of which such Person’s proportionate share of such Subsidiary’s total assets (after intercompany eliminations) exceeds 15 percent of the total assets of such Person on a consolidated basis.

“Subsidiary” has the meaning set forth above under “—Certain Covenants of AES—Restrictions on Secured Debt.”

Modification and waiver

The Indenture may be amended or supplemented without the consent of any holder of the notes to:

•	cure ambiguities, defects, or inconsistencies;

•	comply with the terms in “Restriction on Mergers, Consolidations and Sales of Assets” described below;

•	comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment with respect to the notes by a successor trustee;

•	establish the form of notes;

•	provide for uncertificated notes and to make all appropriate changes for such purpose; and

•	make any change that does not adversely affect the rights of any holder.

Other modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the amendment (all such series voting as a separate class). However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, the notes;

•	reduce the principal amount, premium, if any, or interest on the notes;

•	reduce the above-stated percentage of outstanding notes, the consent of whose holders is necessary to modify or amend the Indenture with respect to the notes; or

•

reduce the percentage or principal amount of outstanding debt securities of any series, the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of the debt securities issued under the Indenture, or which modifies the rights of holders of the debt securities of that series with respect to that covenant or provision, shall be deemed not to affect the rights under the Indenture of the holders of the debt securities of any other series issued under the Indenture or of the coupons appertaining to those debt securities. It is not necessary for the consent of the holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it is sufficient if the consent approves the substance thereof.

After an amendment, supplement, or waiver under this section of the Indenture becomes effective, we will give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure of us to mail a notice, or any defect therein, will not affect the validity of any supplemental indenture or waiver.

Restriction on mergers, consolidations and sales of assets

Pursuant to the Indenture, we may not consolidate with, merge with or into, or transfer all or substantially all of our assets to any Person unless:

•

AES shall be the continuing Person, or, if AES is not the continuing Person, the Person formed by such consolidation or into which we merged or to which properties and assets of ours are transferred is a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes in writing, by supplemental indenture, all our obligations under the notes; and

•

AES delivers to the Trustee (i) an opinion of counsel to the effect that such transaction and such supplemental indenture comply with the Indenture, that all conditions precedent provided for in the Indenture have been complied with and that such supplemental indenture is a valid and binding obligation of AES or the continuing Person, and (ii) an officers’ certificate to the effect that immediately after giving effect to such transaction, no Event of Default has occurred and is continuing.

Reports

We will covenant to deliver to the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Satisfaction and discharge

The Indenture will at our request be discharged and will cease to be of further effect (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) as to all the notes of any series outstanding, when:

•	either:

•	we have paid or caused to be paid the principal, premium, if any, and interest on all the notes of any series outstanding when due; or

•	we have delivered to the Trustee for cancellation all notes of any series theretofore authenticated; or

•

(i) all the notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or will by their terms become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and (ii) we have irrevocably deposited or caused to be deposited with the Trustee, in trust, funds (whether in cash or United States Government Obligations) in an amount sufficient to pay at maturity or upon redemption all notes of such series not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest due or to become due on or prior to such date of maturity, as the case may be;

•	we have paid or caused to be paid all other sums payable under the Indenture by us with respect to notes of such series; and

•

upon our request for written acknowledgment of satisfaction and discharge, we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance and discharge

The Indenture provides that we are deemed to have paid and will be discharged from all obligations in respect of the notes of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of the Indenture will no longer be in effect with respect to the notes of such series (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

•

we have deposited with the Trustee, in trust, money and/or United States Government Obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•	either:

•

an opinion of counsel to the effect that holders of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred, which opinion of counsel must be based upon a ruling of the

Internal Revenue Service (the “IRS”) to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the Indenture such that a ruling is no longer required; or

•	a ruling directed to the Trustee received from the IRS to the same effect as the aforementioned opinion of counsel; and

•

an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•

immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound, and

•

if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Defeasance of certain obligations

The Indenture provides that we may make the same type of deposit referred to above under “—Defeasance and Discharge” and be released from certain restrictive covenants in the notes of any series, including the covenants described above under “—Certain Covenants of AES,” “—Restriction on Mergers, Consolidations and Sales of Assets” and “—Reports”, and clauses (3) and (6) described above under “—Events of Default” shall no longer be deemed Events of Default, if:

•

we have deposited with the Trustee, in trust, money and/or United States Government Obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•

an opinion of counsel to the effect that holders of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred; and

•

an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•

immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound, and

•

if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Book-entry, delivery and form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes” below.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary procedures

The following description of the operations of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the Trustee take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or the Indirect Participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes that are not Participants may hold their interests indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest (including additional interest) and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions or practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between Participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day fund settlement applicable to DTC.

Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, and we fail to appoint a successor depositary, or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) at our option, we notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests such exchange.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same day settlement and payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) through the paying agent by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes through the paying agent by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day

(which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing law

The Indenture and notes will be governed by and construed in accordance with the laws of the State of New York.

Information concerning the trustee

AES and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

U.S. federal income tax consequences

The following is a description of the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that meet both of the following conditions:

•

they are purchased by initial investors who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules, such as:

•	certain financial institutions (such as banks);

•	tax-exempt organizations;

•	insurance companies;

•	dealers or traders using a mark-to-market method of tax accounting for the notes;

•	persons holding notes as part of an integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	U.S. expatriates; or

•	persons subject to the alternative minimum tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding notes are urged to consult their tax advisors as to their particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which after the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or any other U.S. federal tax laws, such as estate and gift tax laws or the Medicare tax on certain investment income.

Tax consequences to U.S. Holders

As used in this section, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Potential contingent payment debt treatment

Under certain circumstances, the Company may pay amounts on the notes in excess of the stated interest and principal payable on the notes or may pay amounts prior to the normally scheduled payment dates. In particular, upon the occurrence of a Change of Control, the Company would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, as described under “Description of Notes—Repurchase of Notes Upon a Change of Control.” The Company intends to take the position that the possibility that it may be required to make these payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. The Company’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. In addition, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. The notes are expected to be, and the remainder of this discussion assumes that the notes will be, issued without original issue discount for U.S. federal income tax purposes.

Sale, exchange or retirement

Upon the sale, exchange, retirement or other taxable disposition (including a redemption) of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note (generally, its cost). For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to reduced tax rates. The deductibility of capital losses is subject to limitations under the Code.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, except with respect to a U.S. Holder that establishes that it is an exempt recipient. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to timely provide its correct taxpayer identification number to the paying agent and to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used in this section, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

“Non-U.S. Holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding:

•	payments of principal and interest on the notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company (within the meaning of the Code); and

•	the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder, as discussed below; and

•

a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty so requires, is attributable to a permanent establishment in the United States).

The certification requirement described above generally will be satisfied if the Non-U.S. Holder certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form), under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if income or gain on the note is effectively connected with the conduct of that trade or business (and, if an income tax treaty so requires, is attributable to a permanent establishment in the United States), the Non-U.S. Holder, although exempt from the withholding tax referred to above, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to receive payments of interest free of withholding. A Non-U.S. Holder should consult its tax advisor with respect to other U.S. tax consequences of the ownership and disposition of notes including, with respect to a Non-U.S. Holder that is a foreign corporation, the possible imposition of a branch profits tax on its effectively connected earnings and profits at a rate of 30% (or lower treaty rate).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the payment of proceeds from a disposition of the notes and the Non-U.S. Holder may be subject to backup withholding with respect to payments on the notes or of the proceeds from a disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the notes and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the notes. Prospective investors should consult their tax advisors regarding the potential application of FATCA to the notes.

Underwriting

We have entered into an underwriting agreement with Goldman, Sachs & Co. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the entire principal amount of notes.

The underwriting agreement provides that the underwriter is obligated to purchase all the notes in the offering if any are purchased.

The underwriter has agreed to purchase the notes from us at a price equal to     % of the principal amount of the notes, plus accrued interest, if any, from                     , 2015, subject to the terms and conditions in the underwriting agreement between the underwriter and us. The proceeds before expenses to us will be equal to approximately $            .

The underwriter proposes initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price and any other term of the offering may be changed.

We estimate that the total expenses payable by us for this offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the underwriter and its controlling persons against certain liabilities under the Securities Act, or contribute to payments that the underwriter and its controlling persons may be required to make in that respect.

Price stabilization, short positions and penalty bids

In connection with the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriter may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriter may impose a penalty bid. The underwriter may reclaim selling concessions allowed for distributing the notes in this offering, if the underwriter repurchases previously distributed notes in covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in any of these activities, and may end any of them at any time.

Other relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, affiliates of the underwriter are agents and lenders under our senior secured credit facility. The underwriter and its affiliates may hold a portion of our securities which are subject to the Tender Offers, and, therefore, may receive a share of the net proceeds of this offering to the extent such proceeds are used to purchase notes held by them.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or our instruments. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriter or its affiliates has a lending relationship with us and they may hedge their credit exposure to us consistent with their customary risk management policies, including serving as counterparties to certain derivative and hedging arrangements. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Selling restrictions

European economic area

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) other than offers (the “Permitted Public Offers”) which are contemplated in this prospectus supplement and the accompanying prospectus will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriter has authorised, nor authorise, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriter to publish or supplement a prospectus for such offer.

In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), the underwriter has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the

Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has:

(a)	only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In connection with this offering, the underwriter is not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to this offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the notes has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the notes for resale in Australia within 12 months of those notes being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Chile

The notes are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the notes do not constitute a public offer of, or an invitation to subscribe for or purchase, the notes in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Legal matters

Certain legal matters in connection with the offering of the notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriter by Kirkland & Ellis LLP, New York, New York.

PROSPECTUS

The AES Corporation

Common Stock, Preferred Stock, Depositary Shares,

Debt Securities, Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “AES.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 70 of our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is February 27, 2013

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

The terms “AES”, “we,” “us,” and “our” refer to The AES Corporation and its subsidiaries.

THE AES CORPORATION

We are a diversified power generation and utility company organized into six market-oriented Strategic Business Units (“SBUs”): US (United States), Andes (Chile, Colombia, and Argentina), Brazil, MCAC (Mexico, Central America and Caribbean), EMEA (Europe, Middle East and Africa), and Asia.

Within our six SBUs we have two lines of business. The first business line is generation, where we own and/or operate power plants to generate and sell power to customers, such as utilities, industrial users, and other intermediaries. The second business line is utilities, where we own and/or operate utilities to generate or purchase, distribute, transmit and sell electricity to end-user customers in the residential, commercial, industrial and governmental sectors within a defined service area. In certain circumstances, our utilities also generate and sell electricity on the wholesale market.

Our principal executive offices are located at 4300 Wilson Boulevard, Arlington, Virginia 22203, and our telephone number is (703) 522-1315. We maintain a website at http://www.aes.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

The name “AES” and our logo are AES owned trademarks, service marks or trade names. All other trademarks, trade names or service marks appearing or incorporated by reference in this prospectus are owned by their respective holders.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we and/or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling securityholders may offer. Each time we and/or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 1, 2012;

(c)	The description of our common stock contained on Form 8-A/A filed with the SEC on May 12, 2000, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings at no cost, by writing or telephoning the office of the Assistant General Counsel, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, telephone number (703) 522-1315.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

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USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	1.14	2.15	1.98	2.20	2.22

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and equity in earnings of affiliates:

Plus:

•	fixed charges,

•	amortization of previously capitalized interest, and

•	distributed earnings of equity method investments.

Less:

•	capitalized interest,

•	preference security dividend requirements of consolidated subsidiaries, and

•	noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges.

Fixed charges consist of:

•	interest expense including amortization of premium and discount on all indebtedness,

•	capitalized interest, and

•	preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF SECURITIES

We and/or the selling securityholders may sell, from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

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We will set forth in the applicable prospectus supplement or other offering material a description of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units, which may be offered under this prospectus. Any common stock or preferred stock that we offer may include rights to acquire our common stock or preferred stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan. The terms of the offering of securities, including the initial offering price and the net proceeds to us, will be contained in the prospectus supplement or other offering material relating to such offer. The prospectus supplement or any other offering material may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering material before you invest in any of our securities.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of The AES Corporation appearing in The AES Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedules appearing therein), and the effectiveness of The AES Corporation’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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$575,000,000

    % Senior Notes due 2025

Prospectus supplement

Sole Book-Running Manager

Goldman, Sachs & Co.

                    , 2015